EXHIBIT 99.1

November 13, 2019

HSBC Bank USA, National Association Announces
Pricing and Expiration of its
Offers to Purchase for Cash
Any and All of the Outstanding Notes Listed Below

5.875% Subordinated Notes due November 1, 2034
(CUSIP: 4042Q1AA5; ISIN: US4042Q1AA55); and

5.625% Subordinated Notes due August 15, 2035
(CUSIP: 4042Q1AB3; ISIN: US4042Q1AB39)

New York, NY -- HSBC Bank USA, National Association (the "Bank") hereby announces the pricing and expiration of its previously announced offers (each an "Offer" and collectively the "Offers") to purchase for cash any and all of its outstanding 5.875% Subordinated Notes due November 1, 2034 (CUSIP: 4042Q1AA5; ISIN: US4042Q1AA55) (the "2034 Notes") and 5.625% Subordinated Notes due August 15, 2035 (CUSIP: 4042Q1AB3; ISIN: US4042Q1AB39) (the "2035 Notes" and, together with the 2034 Notes, the "Notes") upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 5, 2019 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal dated November 5, 2019 (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer Documents"). The Offers expired as of 5:00 p.m., New York City time, on November 12, 2019 (such time and date, the "Expiration Time") and were made to all registered holders of each series of Notes (each, a "Holder" and collectively, the "Holders"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

Approximately $1,009 million aggregate principal amount of Notes were validly tendered and accepted for purchase in the Offers, as more fully set forth below:

Title of Security	CUSIP/ISIN	Principal Amount Tendered	Percent of Amount Outstanding Tendered
5.875% Subordinated Notes due 2034	CUSIP: 4042Q1AA5 ISIN: US4042Q1AA55	US $641,934,000(1)	64.19%

5.625% Subordinated Notes due 2035	CUSIP: 4042Q1AB3 ISIN: US4042Q1AB39	US $366,647,000	48.89%

(1) Does not include $650,000 aggregate principal amount of Notes tendered using the guaranteed delivery procedures that will be accepted for purchase if delivered no later than 5:00 p.m., New York City time, on November 14, 2019.

The conditions to the Offers described under the heading "Conditions to the Offers" in the Offer to Purchase have been satisfied. Payment of the Total Consideration to Holders of Notes that were accepted for purchase will be made on November 15, 2019 (the "Notes Settlement Date"), other than the Notes tendered using the guaranteed delivery procedures and delivered after the Expiration Time for which payment will be made on November 15, 2019 (the "Guaranteed Delivery Settlement Date"; each of the Guaranteed Delivery Settlement Date and the Notes Settlement Date, a "Settlement Date"). Holders who validly tendered and did not validly withdraw their Notes and whose Notes were accepted for purchase in the Offers will also be paid on the applicable Settlement Date accrued and unpaid interest from, and including, the last interest payment date on such Notes up to, but excluding, the Notes Settlement Date.

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The "Total Consideration" for each $1,000 principal amount of the Notes validly tendered and accepted for payment pursuant to the applicable Offer was determined in the manner described in the Offer to Purchase by reference to the fixed spread specified on the front cover of the Offer to Purchase for such series of the Notes (the "Fixed Spread") over the yield (the "Reference Yield") based on the bid side price of the U.S. Treasury Security specified on the front cover of the Offer to Purchase for such series of the Notes (the "Reference Benchmark Security"), as calculated by HSBC Securities (USA) Inc. (the "Dealer Manager") at 10:00 a.m., New York City time, on November 12, 2019 (such time and date, the "Price Determination Time").

The following table summarizes the material pricing terms for the Offers:

Title of Security	CUSIP/ISIN	Outstanding Principal Amount	Reference Benchmark Security	Fixed Spread (basis points)	Bloomberg Reference Page	Total Consideration (1)(2)
5.875% Subordinated Notes due 2034	CUSIP: 4042Q1AA5 ISIN: US4042Q1AA55	U.S. $1,000,000,000	1.625% US Treasury Notes Due August 15, 2029	130	PX1	U.S. $1,310.03

5.625% Subordinated Notes due 2035	CUSIP: 4042Q1AB3 ISIN: US4042Q1AB39	U.S. $750,000,000	2.875% US Treasury Notes Due May 15, 2049	105	PX1	U.S. $1,260.71

(1) Per each U.S.$1,000 principal amount of Notes accepted for purchase, excluding accrued and unpaid interest.
(2) The Total Consideration is based on the applicable Fixed Spread added to the applicable Reference Yield as of the Price Determination Time.

Global Bondholder Services Corporation acted as the depositary and as the information agent for the Offers. HSBC Securities (USA) Inc. acted as Dealer Manager for the Offers. Persons with questions about the Offers should contact HSBC Securities (USA) Inc. at +1 (888) HSBC-4LM (toll free) or +1 (212) 525-5552 (collect). Requests for documents should be directed to Global Bondholder Services Corporation at +1 (212) 430-3774 (banks and brokers) or +1 (866) 470-4200 (all others toll free) or by email at contact@gbsc-usa.com.

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This press release is for information purposes only and is not an offer to purchase or a solicitation of acceptance of an offer to purchase any of the Notes. The Offers were made pursuant to the Offer Documents, which the Bank distributed to Holders of Notes. The Offers were not made to Holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction.

Media enquiries to:

Rob Sherman     (212) 525-6901 robert.a.sherman@us.hsbc.com
US Head of Media Relations
HSBC

Notes to editors

HSBC Bank USA, National Association (HSBC Bank USA, N.A.) serves customers through retail banking and wealth management, commercial banking, private banking, and global banking and markets segments. It operates bank branches in: California; Connecticut; Washington, D.C.; Florida; Maryland; New Jersey; New York; Pennsylvania; Virginia; and Washington. HSBC Bank USA, N.A. is the principal subsidiary of HSBC USA Inc., a wholly-owned subsidiary of HSBC North America Holdings Inc. HSBC Bank USA, N.A. is a Member of FDIC. Investment and brokerage services are provided through HSBC Securities (USA) Inc., (Member NYSE/FINRA/SIPC) and insurance products are provided through HSBC Insurance Agency (USA) Inc.

Forward-looking statements: Certain statements in this press release are "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and other financial conditions may differ materially from those included in these statements due to a variety of factors including those contained in HSBC USA Inc.'s filings with the SEC, including without limitation the "Risk Factors" section of HSBC USA Inc.'s 2018 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this press release.

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